COMMITMENT AGREEMENT made this 27th day of March 2008:

Between:

1323545 Alberta Inc. (DeLaet)
Head Office located at Suite 410, 800-6th Avenue SW
Calgary, Alberta, Canada
T2P 3G3
- AND -
MaxLife Fund Corp  (MaxLife)
(A Wyoming Corporation)
160 Tycos Dr. Unit #112
Toronto, ON
M6B 1W8

WHEREAS DeLaet has the knowledge and capacity to manage portfolios of Life Settlement policies,
WHEREAS DeLaet has agreed to market the MaxLife preferred share offering of MaxLife,
WHEREAS DeLaet and MaxLife have agreed to enter into a service and profit sharing agreement, regarding management of Life Settlement portfolios.
AND WHEREAS MaxLife has the knowledge and capacity to make this preferred share a public offering:

THE PARTIES HERETO AGREE AS FOLLOWS:

A.	Commitment from DeLaet:
1.      Source and manage a portfolio of life settlement funds in accordance to guidelines developed by MaxLife and DeLaet
2.      Promote the preferred share offering through Focused Money Solutions Inc.
3.      Discontinue further issuances of the LP structure of Focused Life Settlements.
4.    Offer a future conversion option to the existing LP holders that maintains the tax benefits of the LP structure and is in the best interests of the LP unit holders, at a future General meeting of the LP.
5.    Assist MaxLife with one off large sales of Life settlement portfolios.
6.    Assist MaxLife in establishment of any leveraging opportunities through the business relationships established by DeLaet.
7.    Facilitate in the trade in life settlement portfolios to maximize profitability of MaxLife.
8.    Pay for administration expense in running the management of life settlement policies.
9.      Pay to sub brokers, agents and investment firms an appropriate commission and according to the commission received.
10.  Agree to sit on the Board of Directors of Max Life.
11.  Agree with MaxLife and DeLaet to operate and track separately the Life Settlement portfolios that were purchased from funds raised through Focused Money Solutions Inc., and have a management agreement with 1323545 Alberta Inc. to share in the profits of Life Settlement portfolio’s as agreed to in B below.

B.	Commitment from MaxLife:

1.	File the necessary paperwork to list the preferred shares of MaxLife on the OTC-BB in the United States of America;
2.	Respond to all questions from the OTC-BB;
3.	Engage other entities in raising of capital for the preferred share offering.
4.	Establish a Canadian and US offering of the preferred share.
5.	Pay a gross commission of 8% on all sales to DeLaet for sales that Delaet brings into MaxLife.
6.	Pay 2% of all sales as a warrant, 1% at $25/share and 1% at $30 per share good for 5 yrs from issue to DeLaet
7.	Pay DeLaet 50% of realized profits from the management of life settlement portfolio according to the investment moneys brought in by DeLaet or sub brokers, agents, and agencies of DeLaet.
8.
Pay DeLaet 25% of realized profits from the management of life settlement portfolio according to the investment moneys brought in by MaxLife or sub brokers, agents and agencies of MaxLife and only for the investment moneys that MaxLife wishes DeLaet to manage.

9.	Arrange to pay the 10% dividend to all investors of the Preferred share.
10.	Receive and process subscriptions from DeLaet for all preferred share investors.

SIGNED this 27th day of March, 2008:

WITNESSES:	1323545 Alberta Inc.
Per:
/s/ Not legible	/s/ Victor DeLaet
Name:	Victor DeLaet - President

MaxLife Funds Corp
Per:
/s/ Not legible	/s/ Bennett Kurtz
Name:	Bennett Kurtz, President and CEO